Exhibit 99.1

Earnings Release
58-68 Exchange St.
Binghamton, New York 13901

For Further Information, Contact:

Rexford C. Decker

Senior Vice President & CFO

(607) 779-2320

Website: www.bsbbank.com

BSB Bancorp, Inc. Announces Second Quarter Net Income of $4.0 Million

BINGHAMTON, N.Y.—July 23, 2003— BSB Bancorp, Inc. (NASDAQ:BSBN), the bank holding company for BSB Bank & Trust Company, a diversified financial services organization serving the Southern Tier and Central New York regions with total assets of approximately $2.2 billion, today announced financial results for the second quarter 2003. BSB’s net income for the quarter ended June 30, 2003 was $4.0 million or $0.42 per diluted share, compared to net income of $3.9 million or $0.41 per diluted share for the first quarter of 2003 and a net loss of $11.2 million or $1.16 per diluted share for the second quarter of 2002.

Highlights: Quarter Ended June 30, 2003

■	Total residential real estate loans increased 13.6% from March 31, 2003
■	Total commercial real estate loans increased 8.6% from March 31, 2003
■	Allowance for loan losses to non-performing loans ratio improved to 162.9% from 149.1% at March 31, 2003 and 105.4% at June 30, 2002

Howard W. Sharp, President and Chief Executive Officer, commented, “We are very pleased that we continue to generate significant growth in our residential real estate portfolio. These loans are particularly valuable because of the high level of demand deposit account business that is being created as a result of the customer relationship. Our focus on this line of business, both retail and wholesale, has resulted in our current position as the leading originator of residential loans in our principal market areas. The rapid growth has been facilitated by the favorable interest rate environment. Residential real estate loans increased to $445.9 million at June 30, 2003 or 13.6% over the March 31, 2003 balance of $392.6 million and 83.0% over the June 30, 2002 balance of $243.6 million. Originations for the second quarter of 2003 were $95.4 million compared to $86.9 million for the first quarter of 2003 and $24.2 million for the second quarter of 2002.”

Mr. Sharp said, “We are also gratified to see that our efforts to build our commercial real estate portfolio, one of our primary strategic initiatives, are yielding good results. The commercial real estate loan portfolio grew to $170.5 million at June 30, 2003, an increase of 8.6% from $157.0 million at March 31, 2003 and 46.1% from $116.7 million at June 30, 2002. For the second quarter of 2003, total commercial real estate loan originations were $16.8 million, same as the first quarter of 2003 and up from $4.9 million for the second quarter of 2002.”

Commercial and industrial loans at June 30, 2003 totaled $434.2 million or 30.5% of the total loan portfolio compared to $478.8 million or 34.3% of the total loan portfolio at March 31, 2003 and $612.4 million or 46.5% of the total loan portfolio at June 30, 2002.

In anticipation of continued rapid principal amortization and calls of securities related to the low interest rate environment, the securities portfolio was increased in the second quarter by approximately $60 million. This increase in mortgage-backed and other securities is also intended to help offset the anticipated reduction in net interest income caused in large part by the prepayment of higher yielding securities.

Deposits grew $28.1 million from March 31, 2003 to June 30, 2003, primarily attributable to increased municipal relationships. This increase, combined with an increase in borrowed funds of $69.5 million, helped provide the funding for the increase in real estate loans and securities.

Net interest income was $17.9 million for the second quarter of 2003 compared to $18.5 million in the first quarter of 2003, as yields on earning assets declined more rapidly than the cost of funds. Several factors contributed to this yield reduction. Adjustable rate loans repriced at lower rates as the current low rate environment continues. The refinancing boom in residential mortgages continues as customers with fixed rate loans are able to obtain lower payments by refinancing their loans. The refinancing and prepayment wave affects the investment portfolio as the amortization of premiums on securities increased dramatically over the first quarter of 2003. These were major factors contributing to the decline in net interest income and a decrease in net interest margin of 29 basis points. Average earning assets for the second quarter of 2003 were $94.8 million more than for the first quarter of 2003 but this increase was more than offset by previously mentioned factors. For similar reasons, there was a decline in net interest income from $19.9 million for the second quarter of 2002 to the current quarter’s level of $17.9 million.

In the second quarter of 2003, non-interest income of $3.4 million is comparable to the $3.4 million recognized in the first quarter of 2003 and is approximately $226,000 greater than non-interest income for the second quarter of 2002. Bank Owned Life Insurance income in the second quarter of 2003 was approximately $250,000 with no income recognized in the second quarter of 2002. Security gains were approximately $212,000 higher in the second quarter of 2003 compared to the second quarter of 2002. These increases were partially offset by declines in mortgage servicing fees of approximately $186,000 due to a shrinking servicing portfolio and impairment of mortgage servicing rights and declines in brokerage fees of approximately $104,000.

Mr. Sharp noted, “Professional fees associated with dealing with problem loans continue to be high. Total operating expense for the second quarter of 2003 was $12.3 million, compared to the $12.1 million for the first quarter of 2003 and $1.2 million or 9.0% less than the second quarter of 2002 total of $13.6 million.” Comparing the second quarter of 2003 with the first quarter of 2003, total professional fees declined approximately $128,000, mainly in legal expenses associated with problem assets, but this decrease was offset by an increase in advertising for the second quarter of $132,000. The decline in operating expenses of $1.2 million from the second quarter of 2003 compared to the second quarter of 2002 was largely attributed to the following items: professional fees declined about $259,000, as fees associated with the review and workout of problem assets declined; data processing costs declined approximately $362,000 from the second quarter of 2002 as the Bank converted to an in-house item processing system.

The second quarter 2003 provision for loan losses was $3.0 million compared to $4.0 million for the first quarter of 2003 and a $26.7 million provision for the second quarter of 2002. Net charge-offs for the quarter were $6.3 million compared to $1.3 million for the first quarter of 2003 and $22.5 million for the second quarter of 2002. Loans charged-off can fluctuate from quarter to quarter and the current level of charge-offs should not be considered an indicator of future levels. The continuing relatively weak economy in BSB’s primary markets and the problematic loans that remain in the portfolio could cause the provision for loan losses in upcoming quarters to increase rather than to decline further.

Mr. Sharp also stated, “ We continued our efforts to improve the Bank’s asset quality during the second quarter. Non-performing loans decreased to $38.4 million at June 30, 2003 from $44.2 million at March 31, 2003 and $54.1 million at June 30, 2002. The ratio of allowance for loan losses to non-performing loans improved to 162.9% at June 30, 2003 from 149.1% at March 31, 2003 and 105.4% at June 30, 2002.” Performing substandard loans remained relatively stable at $82.0 million ($8.1 million of which were accruing troubled debt restructured loans) from $81.3 million ($3.6 million of which were accruing troubled debt restructured loans) at March 31, 2003. This compares to $96.0 million ($4.9 million of which were accruing troubled debt restructured loans) at June 30, 2002. Performing loans past due 30-89 days increased to $4.8 million at June 30, 2003 from $4.0 million at March 31, 2003 and declined from $10.0 million at June 30, 2002. The increase in performing loans past due 30-89 days from March 31, 2003 to June 30, 2003 is primarily attributable to commercial loans 30-59 days past due. These loans 30-59 days past due increased by 2 loans and approximately $634,000. The specific loans in the past due categories can vary from quarter to quarter and are not always the same borrowers.

The Company plans to conduct a teleconference/webcast on Thursday, July 24, 2003 at 11:00 a.m. Eastern Time, during which management will discuss the second quarter financial results. The event can be accessed by telephone, by dialing 877-407-9205 approximately 10 minutes prior to the start. A telephonic replay will be available beginning approximately one hour after the teleconference and it can be accessed by dialing 877-660-6853 and entering the replay account #1628 and confirmation #70131. The live conference can also be accessed at http://www.vcall.com/CEPage.asp?ID=84106. There is no charge to access either event.

Forward-Looking Statements

This news release contains forward-looking statements, including those regarding the projected performance of BSB Bancorp, Inc. These statements constitute forward-looking information, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve significant risks and uncertainties. Actual results may differ materially from any forward-looking information discussed in this news release.

Factors that might cause such differences include, but are not limited to: fluctuations in interest rates, government regulations and economic conditions and competition in the geographic and business areas in which BSB conducts its operations, as well as unanticipated loan losses and other similar conditions affecting the Company’s operations, pricing, products and services.

Except as required by law, BSB disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements in this news release to reflect future events or developments.

For additional information regarding BSB, including a discussion of related risk factors, please refer to BSB’s public filings with the Securities and Exchange Commission which are available online at http://www.sec.gov.

Profile

Headquartered in Binghamton, New York, BSB Bancorp, Inc. provides a broad range of deposit, loan, trust and financial management services to businesses and consumers in Broome, Onondaga, Tioga and Chenango Counties through its subsidiary, BSB Bank & Trust Company. The Bank serves its customers from 20 full-service banking offices, 27 branch-based and 26 off-premise automatic teller machines, and at 12 proprietary banking service locations (StoreTeller®) situated in a large area supermarket chain. In Broome County, the Bank has a market share of total deposits of 32%. More information about BSB can be obtained on the Internet at www.bsbbank.com.

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BSB BANCORP, INC. — CONSOLIDATED	(Dollars in Thousands, Except Share and Per Share Data)
FINANCIAL HIGHLIGHTS (unaudited)

OPERATIONS DATA	Quarters Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2003	2003	2002	2003	2002

Total interest income	$28,990	$29,376	$33,193	$58,365	$66,892
Total interest expense	11,101	10,896	13,307	21,997	26,760
Net interest income	17,889	18,480	19,886	36,368	40,132
Provision for loan losses	2,980	3,968	26,720	6,948	31,920
Non-interest income	3,398	3,358	3,172	6,757	8,021
Operating expense	12,327	12,063	13,553	24,390	25,397
Income tax expense (benefit)	2,028	1,930	(6,058)	3,957	(3,051)
Net income (loss)	3,952	3,877	(11,157)	7,830	(6,113)

SELECTED FINANCIAL DATA

Yield on earning assets (1)	5.67%	6.02%	6.59%	5.84%	6.70%
Cost of funds (1)	2.46	2.54	3.05	2.50	3.10
Net interest spread	3.21	3.48	3.54	3.34	3.60
Net interest margin (1)	3.50	3.79	3.95	3.64	4.02
Return (loss) on average assets (1)	0.75	0.77	(2.16)	0.76	(0.60)
Return (loss) on average equity (1)	10.88	10.53	(28.05)	10.71	(7.70)
Equity to assets (2)	6.71	6.95	7.14	6.71	7.14
Operating expense to average assets (1)	2.34	2.39	2.55	2.36	2.45
Efficiency ratio	57.91	55.24	57.10	56.56	53.96

PER SHARE DATA

Basic earnings (loss)	$0.43	$0.42	$(1.16)	$0.85	$(0.63)
Diluted earnings (loss)	$0.42	$0.41	$(1.16)	$0.84	$(0.63)
Book value	$15.80	$15.63	$15.34	$15.80	$15.34
Dividends paid	$0.25	$0.25	$0.25	$0.50	$0.50
Dividend payout ratio	57.97%	58.93%	(NM )	58.43%	(NM )
(1)Annualized (2) At period ended (NM) Not meaningful

FINANCIAL CONDITION DATA	At June 30,	March 31,	June 30,	June 30,
	2003	2003	2002	2003	2002

Assets	$2,156,746	$2,056,251	$2,058,224	$2,156,746	$2,058,224
Earning assets	2,083,606	1,985,291	1,989,687	2,083,606	1,989,687
Total loans	1,421,629	1,397,101	1,318,101	1,421,629	1,318,101
Allowance for loan losses	(62,607)	(65,944)	(56,988)	(62,607)	(56,988)
Gross investment securities	643,467	583,345	652,860	643,467	652,860
Unrealized appreciation on AFS securities	13,251	13,555	11,896	13,251	11,896
Interest-bearing deposits	1,319,425	1,305,597	1,367,578	1,319,425	1,367,578
Non-interest-bearing deposits	157,538	143,282	155,323	157,538	155,323
Borrowings	470,055	400,524	335,837	470,055	335,837
Trust preferred securities	48,000	48,000	39,000	48,000	39,000
Shareholders’ equity	144,806	142,946	146,985	144,806	146,985
Non-performing loans	38,445	44,217	54,088	38,445	54,088
Performing loans, 30-89 days past due	4,820	4,020	9,970	4,820	9,970
Other real estate owned	1,197	2,027	4,356	1,197	4,356
Repossessed assets	1,404	1,641	516	1,404	516
Trust assets under management	272,161	257,844	270,991	272,161	270,991
Serviced loans	300,300	333,576	430,338	300,300	430,338

AVERAGE BALANCES

Assets	$2,108,364	$2,020,061	$2,065,190	$2,064,456	$2,045,742
Earning assets	2,046,893	1,952,094	2,015,758	1,999,755	1,997,802
Total loans	1,399,913	1,363,637	1,365,925	1,381,875	1,400,773
Allowance for loan losses	(64,612)	(65,036)	(53,815)	(64,823)	(56,460)
Gross investment securities	635,211	563,025	617,233	599,318	563,167
Unrealized appreciation on AFS securities	14,361	14,265	6,661	14,314	6,463
Interest-bearing deposits	1,318,352	1,288,222	1,378,122	1,303,370	1,367,788
Non-interest-bearing deposits	144,793	142,588	145,823	143,697	145,054
Borrowings	435,238	376,997	328,898	406,278	323,216
Trust preferred securities	48,000	48,000	38,099	48,000	34,072
Shareholders’ equity	145,233	147,279	159,108	146,251	158,755
Shares outstanding	9,158,671	9,309,002	9,608,067	9,233,837	9,629,217
Diluted shares outstanding	9,308,249	9,412,381	9,608,067	9,360,535	9,629,217

BSB BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(In Thousands, Except Share and Per Share Data)	June 30, 2003	March 31, 2003	June 30, 2002
ASSETS
Cash and due from banks	$43,590	$44,108	$49,531
Federal funds sold	6,000	—	15,600

Cash and cash equivalents	49,590	44,108	65,131

Investment securities available for sale, at fair value	634,906	578,607	637,054
Investment securities held to maturity (estimated fair value of $13,510 at June 30, 2002)	—	—	13,307
Federal Home Loan Bank of New York stock	21,812	18,293	14,395
Loans held for sale	10,076	2,783	2,108
Loans:
Commercial	434,157	478,833	612,400
Residential real estate	445,856	392,579	243,642
Consumer	371,141	368,689	345,383
Commercial real estate	170,475	157,000	116,676

Total loans	1,421,629	1,397,101	1,318,101
Net deferred costs	2,434	2,062	1,018
Allowance for loan losses	(62,607)	(65,944)	(56,988)

Net loans	1,361,456	1,333,219	1,262,131

Bank premises and equipment, net	15,790	15,097	15,104
Accrued interest receivable	8,499	9,363	10,565
Other real estate owned and repossessed assets	2,601	3,668	4,872
Bank owned life insurance	20,529	20,279	—
Other assets	31,487	30,834	33,557

Total assets	$2,156,746	$2,056,251	$2,058,224

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$1,476,963	$1,448,879	$1,522,901
Borrowings	470,055	400,524	335,837
Other liabilities	16,922	15,902	13,501
Company obligated mandatorily redeemable preferred securities of subsidiaries, holding solely junior subordinated
debentures of the Company (“Trust preferred securities”)	48,000	48,000	39,000

Total liabilities	2,011,940	1,913,305	1,911,239

Shareholders’ Equity:
Preferred stock, par value $0.01 per share;
2,500,000 shares authorized; none issued	—	—	—
Common stock, par value $0.01 per share;
30,000,000 shares authorized; 11,707,072,
11,683,399 and 11,640,238 shares issued	117	117	116
Additional paid-in capital	42,374	41,992	41,078
Retained earnings	138,156	136,496	131,807
Accumulated other comprehensive income	7,925	8,107	7,115
Treasury stock, at cost: 2,539,538, 2,539,538 and 2,056,360 shares	(43,766)	(43,766)	(33,131)

Total shareholders’ equity	144,806	142,946	146,985

Total liabilities and shareholders’ equity	$2,156,746	$2,056,251	$2,058,224

BSB BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended			Year to date
	June 30,	March 31,	June 30,	June 30,
(In Thousands, Except Per Share Data)	2003	2003	2002	2003	2002

Interest income:
Interest and fees on loans	$21,847	$22,195	$24,337	$44,042	$50,655
Interest on federal funds sold	5	66	129	71	242
Interest on investment securities	7,019	7,089	8,697	14,108	15,816
Interest on loans held for sale	119	26	30	144	179

Total interest income	28,990	29,376	33,193	58,365	66,892

Interest expense:
Interest on savings deposits	413	416	661	829	1,309
Interest on time deposits	4,866	5,104	6,886	9,969	14,300
Interest on money market deposit accounts	1,266	1,092	1,578	2,358	3,062
Interest on NOW accounts	75	82	221	157	482
Interest on borrowings	3,711	3,424	3,233	7,135	6,270
Interest on trust preferred securities	770	778	728	1,549	1,337

Total interest expense	11,101	10,896	13,307	21,997	26,760

Net interest income	17,889	18,480	19,886	36,368	40,132
Provision for loan losses	2,980	3,968	26,720	6,948	31,920

Net interest income (loss) after provision for loan losses	14,909	14,512	(6,834)	29,420	8,212

Non-interest income:
Service charges on deposit accounts	1,294	1,250	1,245	2,544	2,488
Checkcard interchange fees	399	359	359	758	682
Mortgage servicing fees	60	145	246	205	458
Fees and commissions—brokerage services	195	222	299	417	551
Trust fees	359	278	366	637	719
Income from bank owned life insurance	250	247	—	497	—
Gain on sale of securities, net	306	329	94	635	175
Gain on sale of credit card portfolio, net	—	—	—	—	1,806
Other income	535	528	563	1,064	1,142

Total non-interest income	3,398	3,358	3,172	6,757	8,021

Operating expense:
Salaries, pensions and other employee benefits	6,450	6,503	6,361	12,953	12,747
Building occupancy	1,051	1,107	1,056	2,158	2,136
Advertising and promotion	466	334	593	800	767
Professional fees	608	736	867	1,344	1,376
Data processing costs	1,191	1,244	1,553	2,435	2,983
Services	794	752	694	1,546	1,491
Conversion expenses	—	—	387	—	387
Other real estate owned and
repossessed asset expenses, net	148	159	448	307	614
Other expenses	1,619	1,228	1,594	2,847	2,896

Total operating expense	12,327	12,063	13,553	24,390	25,397

Income (loss) before income taxes	5,980	5,807	(17,215)	11,787	(9,164)
Income tax expense (benefit)	2,028	1,930	(6,058)	3,957	(3,051)

Net Income (Loss)	$3,952	$3,877	$(11,157)	$7,830	$(6,113)

Earnings per share:
Basic	$0.43	$0.42	$(1.16)	$0.85	$(0.63)
Diluted	$0.42	$0.41	$(1.16)	$0.84	$(0.63)

BSB BANCORP, INC.

NON-PERFORMING ASSETS (unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in Thousands)	2003	2003	2002	2002	2002

Non-accrual loans:
Commercial loans	$30,267	$30,078	$34,614	$40,447	$39,420
Residential real estate loans	743	787	616	755	722
Commercial real estate loans	674	821	2,647	4,080	1,219
Consumer loans	271	198	288	365	438
Troubled debt restructured loans	6,379	12,143	12,172	6,219	11,915

Total non-accrual loans	38,334	44,027	50,337	51,866	53,714
Accruing loans with principal or interest payments 90 days or more overdue	111	190	278	357	374

Total non-performing loans	38,445	44,217	50,615	52,223	54,088

Other real estate owned and repossessed assets	2,601	3,668	3,109	4,980	4,872

Total non-performing assets	$41,046	$47,885	$53,724	$57,203	$58,960

Total non-performing loans to total loans	2.70%	3.16%	3.76%	3.98%	4.10%

Total non-performing assets to total assets	1.90%	2.33%	2.64%	2.77%	2.86%

In addition to the non-accruing troubled debt restructured loans shown in the above schedule, the Company also had accruing loans classified as troubled debt restructured loans totaling $8.1 million, $3.6 million, $13.8 million, $5.1 million and $4.9 million at June 30, 2003, March 31, 2003, December, 31, 2002, September 30, 2002 and June 30, 2002, respectively.

BSB BANCORP, INC.

ALLOWANCE AND NET CHARGE-OFFS PER QUARTER (unaudited)

	Quarters Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in Thousands)	2003	2003	2002	2002	2002

Average total loans outstanding	$1,399,913	$1,363,637	$1,331,955	$1,307,398	$1,365,925

Allowance at beginning of period	$65,944	$63,250	$59,754	$56,988	$52,785

Charge-offs:
Commercial loans	6,490	1,102	7,271	2,285	23,052
Consumer loans	990	977	967	1,359	432
Residential real estate loans	12	30	17	16	40
Commercial real estate loans	82	208	—	—	1,112

Total loans charged-off	7,574	2,317	8,255	3,660	24,636
Recoveries	1,257	1,043	2,001	1,926	2,119

Net charge-offs	6,317	1,274	6,254	1,734	22,517

Provision for loan losses	2,980	3,968	9,750	4,500	26,720

Allowance at end of period	$62,607	$65,944	$63,250	$59,754	$56,988

Ratio of net charge-offs to:
Average total loans outstanding (annualized)	1.80%	0.37%	1.88%	0.53%	6.59%
Ratio of allowance to:
Non-performing loans	162.85%	149.14%	124.96%	114.42%	105.36%
Period-end loans outstanding	4.40%	4.72%	4.69%	4.55%	4.32%